Exhibit 99.1

For Immediate Release	Contact: Greg Lemenchick Vice President - Investor Relations investorrelations@dominos.com

Domino’s Pizza® Announces Fourth Quarter and Fiscal 2025 Financial Results

Global retail sales growth (excluding foreign currency impact) of 4.9% for the fourth quarter; 5.4% growth for fiscal 2025

U.S. same store sales growth of 3.7% for the fourth quarter; 3.0% growth for fiscal 2025

International same store sales growth (excluding foreign currency impact) of 0.7% for the fourth quarter; 1.9% growth for fiscal 2025

Global net store growth of 392 for the fourth quarter; global net store growth of 776 for fiscal 2025

Income from operations increased 8.0% for the fourth quarter; 8.5% for fiscal 2025

(Income from operations increased 7.3% and 8.6% for the fourth quarter and fiscal 2025, respectively, excluding the $1.9 million positive impact for fourth quarter and the $0.6 million negative impact for fiscal 2025 of foreign currency exchange rates on international franchise royalty revenues)

Board of Directors approves 15% increase in quarterly dividend to $1.99 per share

ANN ARBOR, Michigan, February 23, 2026: Domino’s Pizza, Inc. (Nasdaq: DPZ), the largest pizza company in the world, announced results for the fourth quarter and fiscal 2025.

“In 2025 we demonstrated that when we execute our Hungry for MORE strategy it delivers MORE sales, MORE stores, and MORE profits,” said Russell Weiner, Domino’s Chief Executive Officer. “In our international business, we delivered a remarkable 32nd consecutive year of same store sales growth. In our U.S. business, we gained another point of market share, pacing well ahead of the QSR Pizza category, which grew again in 2025. These strong results flowed through to increased franchisee profits, showcasing our ability to drive store level profitability while providing incredible value for our customers. As we look ahead to 2026, it is our expectation that we will meaningfully increase our market share within a U.S. QSR pizza category that continues to grow. Our value and scale advantages will remain a differentiator, while our new brand campaign and e-commerce site will drive deliciousness and improved experiences. Domino’s has always been in the business of creating its own tailwinds and driving growth. That has been and will continue to be how we drive best in class results and long-term value creation for our franchisees and shareholders.”

Fourth Quarter and Fiscal 2025 Operational and Financial Highlights (Unaudited):

The tables below outline certain statistical measures utilized by the Company to analyze its performance, as well as key financial results. This historical data is not necessarily indicative of results to be expected for any future period. Refer to Comments on Regulation G below for additional details, including definitions of these statistical measures and certain reconciliations.

	Fourth Quarter		Fiscal Year
	2025	2024	2025	2024
Global retail sales: (in millions of U.S. dollars)
U.S. stores	$3,056.1	$2,897.6	$9,952.9	$9,500.1
International stores	3,240.4	3,042.2	10,173.9	9,624.1
Total	$6,296.5	$5,939.8	$20,126.8	$19,124.2

	Fourth Quarter		Fiscal Year
	2025	2024	2025	2024
Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 5.5%	+ 2.3%	+ 4.8%	+ 5.3%
International stores	+ 4.5%	+ 6.4%	+ 5.9%	+ 6.5%
Total	+ 4.9%	+ 4.4%	+ 5.4%	+ 5.9%

	Fourth Quarter		Fiscal Year
	2025	2024	2025	2024
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 2.7%	(0.7)%	+ 1.5%	+ 3.5%
U.S. franchise stores	+ 3.7%	+ 0.5%	+ 3.0%	+ 3.2%
U.S. stores	+ 3.7%	+ 0.4%	+ 3.0%	+ 3.2%
International stores (excluding foreign currency impact)	+ 0.7%	+ 2.7%	+ 1.9%	+ 1.6%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Fourth quarter of 2025 store counts:
Store count at September 7, 2025	260	6,830	7,090	14,660	21,750
Openings	3	93	96	320	416
Closings	—	—	—	(24)	(24)
Transfers	(1)	1	—	—	—
Store count at December 28, 2025	262	6,924	7,186	14,956	22,142
Fourth quarter 2025 net store growth	3	93	96	296	392

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Fiscal 2025 store counts:
Store count at December 29, 2024	292	6,722	7,014	14,352	21,366
Openings	5	174	179	953	1,132
Closings	—	(7)	(7)	(349)	(356)
Transfers	(35)	35	—	—	—
Store count at December 28, 2025	262	6,924	7,186	14,956	22,142
Fiscal 2025 net store growth	5	167	172	604	776

	Fourth Quarter			Fiscal Year
(In millions, except percentages, percentage points, per share data and leverage ratio)	2025	2024	Increase/ (Decrease)	2025	2024	Increase/ (Decrease)
Total revenues	$1,535.7	$1,443.9	+ 6.4%	$4,940.0	$4,706.4	+ 5.0%

U.S. Company-owned store gross margin	10.1%	15.5%	(5.4) pp	14.3%	16.7%	(2.4) pp
Supply chain gross margin	11.4%	11.3%	+ 0.1 pp	11.5%	11.1%	+ 0.4 pp

Income from operations	$295.7	$273.7	+ 8.0%	$954.0	$879.0	+ 8.5%

Net income	$181.6	$169.4	+ 7.2%	$601.7	$584.2	+ 3.0%
Diluted earnings per share	$5.35	$4.89	+ 9.4%	$17.57	$16.69	+ 5.3%

Leverage ratio				4.4x	4.9x	(0.5)x

Net cash provided by operating activities				$792.1	$624.9	+ 26.8%
Capital expenditures				(120.6)	(112.9)	+ 6.8%
Free cash flow				$671.5	$512.0	+ 31.2%

•
Revenues increased $91.8 million, or 6.4%, in the fourth quarter of 2025 as compared to the fourth quarter of 2024, primarily due to higher supply chain revenues, U.S. franchise advertising revenues and U.S. franchise royalties and fees. The increase in supply chain revenues was primarily attributable to higher order volumes, as well as an increase in the Company’s food basket pricing to stores, which increased 1.7% during the fourth quarter of 2025 as compared to the fourth quarter of 2024. These increases were partially offset by a shift in the relative mix of products sold by the Company. The increase in U.S. franchise advertising revenues was driven by a decrease in advertising incentives in the fourth quarter of 2025 as compared to the fourth quarter of 2024, higher same store sales and net store growth. U.S. franchise royalties and fees increased as a result of higher same store sales and net store growth.
•
U.S. Company-owned store gross margin decreased 5.4 percentage points in the fourth quarter of 2025 as compared to the fourth quarter of 2024, primarily due to higher insurance costs, higher labor rates and the increase in the Company’s food basket pricing to stores.
•
Supply chain gross margin increased 0.1 percentage points in the fourth quarter of 2025 as compared to the fourth quarter of 2024, primarily due to procurement productivity, partially offset by higher insurance costs and the increase in the cost of the Company’s food basket.
•
Income from operations increased $22.0 million, or 8.0%, in the fourth quarter of 2025 as compared to the fourth quarter of 2024. Excluding the positive impact of foreign currency exchange rates on international franchise royalty revenues of $1.9 million, income from operations increased $20.1 million, or 7.3%. The increase in income from operations was primarily due to higher franchise royalties and fees and gross margin dollar growth within supply chain but was partially offset by a decrease in U.S. Company-owned store gross margin.
•
Net income increased $12.2 million, or 7.2%, in the fourth quarter of 2025 as compared to the fourth quarter of 2024, primarily due to higher income from operations as discussed above. To a lesser extent, a decrease in the provision for income taxes also contributed to the increase in net income. The effective tax rate decreased to 21.2% in the fourth quarter of 2025 as compared to 23.3% in the fourth quarter of 2024, resulting in a decrease in the provision for income taxes of $2.8 million. These increases in net income were partially offset by an unfavorable change of $10.8 million in the pre-tax net realized and unrealized losses and gains associated with the Company’s investment in DPC Dash Ltd.
•
Diluted EPS was $5.35 in the fourth quarter of 2025 as compared to $4.89 in the fourth quarter of 2024, representing a $0.46, or 9.4%, increase. The increase in diluted EPS in the fourth quarter of 2025 as compared to the fourth quarter of 2024 was driven by higher net income and a lower weighted average diluted share count resulting from the Company’s share repurchases during the trailing four quarters.
•
Net cash provided by operating activities was $792.1 million in 2025 as compared to $624.9 million in 2024. The Company spent $120.6 million on capital expenditures in 2025 as compared to $112.9 million in 2024, resulting in free cash flow of $671.5 million in 2025 as compared to $512.0 million in 2024. The increase in free cash flow was primarily driven by the positive impact of changes in operating assets and liabilities. Additionally, higher net income excluding non-cash operating activities and the timing and amount of advertising activities also contributed to the increase in free cash flow. These increases were partially offset by a higher investments in capital expenditures.

Quarterly Dividend

Subsequent to the end of the fourth quarter of 2025, on February 18, 2026, the Company’s Board of Directors approved a 15% increase to its per share quarterly dividend and a $1.99 per share quarterly dividend was declared on its outstanding common stock for shareholders of record as of March 13, 2026, to be paid on March 30, 2026.

Share Repurchases

During the fourth quarter of 2025, the Company repurchased and retired 188,526 shares of common stock for a total of $80.0 million. During 2025, the Company repurchased and retired 785,280 shares of common stock for a total of $354.7 million. As of December 28, 2025, the Company had a total remaining authorized amount for share repurchases of $459.7 million.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow, income from operations, excluding foreign currency impact and Consolidated Adjusted EBITDA. The Company has also included metrics such as global retail sales, global retail sales growth (excluding foreign currency impact), same store sales growth, net store growth, food basket pricing change, impact of changes in foreign currency exchange rates on international franchise royalty revenues and the leverage ratio, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand and believes they are indicative of the financial health of the Company’s franchisee base. In addition, supply chain revenues are directly impacted by changes in franchise retail sales in the U.S. and Canada. As a result, sales by Domino’s franchisees have a direct effect on the Company’s profitability. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. Changes in global retail sales growth, excluding foreign currency impact, are primarily driven by same store sales growth and net store growth.

The Company uses “same store sales growth,” a statistical measure, which is calculated by including only retail sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. Same store sales growth for transferred stores is reflected in their current classification.

The Company uses “net store growth,” a statistical measure, which is calculated by netting gross store openings with gross store closures during the period. Transfers between Company-owned stores and franchised stores are excluded from the calculation of net store growth.

The Company uses “food basket pricing change,” a statistical measure, which is calculated as the percentage change of the food basket (including both food and cardboard products) purchased by an average U.S. store (based on average weekly unit sales) from U.S. supply chain centers against the comparable period of the prior year. The Company believes that the food basket pricing change is important to investors and other interested persons to understand the Company’s performance. As food basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

The Company uses “income from operations, excluding foreign currency impact,” which is calculated as income from operations as reported under GAAP, less the “impact of changes in foreign currency exchange rates on international franchise royalty revenues,” a statistical measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is income from operations. The impact of changes in foreign currency exchange rates on international franchise royalty revenues is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to investors and other interested persons to understand the Company’s international royalty revenues given the significant variability in those revenues and that can be driven by changes in foreign currency exchanges rates. International franchise royalty revenues do not have a cost of sales component, so changes in these revenues have a direct impact on income from operations.

The Company uses “Consolidated Adjusted EBITDA,” which is calculated as Segment Income as defined by the Company under Accounting Standards Codification 280, Segment Reporting, less corporate administrative costs that have not been allocated to a reportable segment including labor, computer expenses, professional fees, travel and entertainment, rent, insurance and other corporate administrative costs. Consolidated Adjusted EBITDA is defined in the base indenture governing the Company’s securitized debt. The Company uses Consolidated Adjusted EBITDA to determine future business objectives and targets and for long-range planning, as well as to evaluate total Company operating performance for the purposes of determining certain variable performance-based compensation. The Company believes Consolidated Adjusted EBITDA is a reliable barometer for the overall success of the Company. It is also used to calculate the leverage ratio (defined below), and other ratios defined in the indenture governing the Company’s securitized debt. As such, Consolidated Adjusted EBITDA is important to investors and other interested persons to understand the financial performance of the Company, and to assess the ability of the Company to meet its financial obligations.

The Company uses the “leverage ratio1,” which is calculated as the Company’s securitized debt related to its fixed-rate notes and borrowings under its variable funding notes, divided by Consolidated Adjusted EBITDA on a trailing four quarters basis. The Company has historically operated with a leverage ratio between four and six times. The Company reviews its leverage ratio on at least a quarterly basis and believes its leverage ratio is important to investors and other interested persons to understand the capital structure of the Company, and to assess the ability of the Company to meet its financial obligations.

The reconciliation of the leverage ratio for the fourth quarters of 2025 and 2024 is as follows below.

	December 28, 2025		December 29, 2024
2015 Ten-Year Notes	$—		$742,000
2017 Ten-Year Notes	940,000		940,000
2018 7.5-Year Notes	—		402,688
2018 9.25-Year Notes	379,000		379,000
2019 Ten-Year Notes	648,000		648,000
2021 7.5-Year Notes	826,625		826,625
2021 Ten-Year Notes	972,500		972,500
2025 Five-Year Notes	500,000		—
2025 Seven-Year Notes	500,000		—
Total fixed-rate notes	$4,766,125		$4,910,813

Segment Income - fourth quarter of 2025 and 2024	$368,018		$340,968
Segment Income - third quarter of 2025 and 2024	273,771		252,117
Segment Income - second quarter of 2025 and 2024	273,758		253,565
Segment Income - first quarter of 2025 and 2024	268,417		260,016
Segment Income - trailing four quarters	$1,183,964		$1,106,666

General and administrative - other - fourth quarter of 2025 and 2024	$(30,687)		$(27,818)
General and administrative - other - third quarter of 2025 and 2024	(19,771)		(22,839)
General and administrative - other - second quarter of 2025 and 2024	(20,925)		(26,165)
General and administrative - other - first quarter of 2025 and 2024	(27,313)		(18,173)
General and administrative - other - trailing four quarters	$(98,696)		$(94,995)

Consolidated Adjusted EBITDA - trailing four quarters	$1,085,268		$1,011,671
Leverage ratio	4.4	x	4.9	x

(1)	The Company also calculates and reviews its Senior Leverage Ratio and Holdco Leverage Ratio as defined in the indenture governing the Company’s securitized debt.

Conference Call Information

The Company will file its Annual Report on Form 10-K today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 8:30 a.m. (Eastern) to review its fourth quarter and fiscal 2025 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout. It ranks among the world’s top public restaurant brands with a global enterprise of more than 22,100 stores in over 90 markets. Domino’s had global retail sales of over $20.1 billion in 2025. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the fourth quarter of 2025. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2025 via digital channels and has developed many innovative ordering platforms.

Order – dominos.com

Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial indebtedness and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy, including through our participation in the third-party order aggregation marketplace; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the additional risks our international operations subject us to, which may differ in each country in which we and our franchisees do business; the dependence of our earnings and business growth strategy on the success of our franchisees; our ability and that of our franchisees to successfully operate in the current and future credit environment; the impact of social media, the rise of artificial intelligence-generated content, or a boycott on our business, brand and reputation; the impact of new or improved technologies, including artificial intelligence, and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation or regulation, including changes in laws and regulations regarding information privacy, payment methods, advertising and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events, geopolitical or reputational considerations or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	December 28, 2025	% of Total Revenues	December 29, 2024	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$108,350		$119,812
U.S. franchise royalties and fees	212,698		196,025
Supply chain	935,584		876,009
International franchise royalties and fees	107,432		98,396
U.S. franchise advertising	171,676		153,672
Total revenues	1,535,740	100.0%	1,443,914	100.0%
Cost of sales:
U.S. Company-owned stores	97,404		101,264
Supply chain	828,795		776,796
Total cost of sales	926,199	60.3%	878,060	60.8%
Gross margin	609,541	39.7%	565,854	39.2%
General and administrative	142,343	9.2%	138,530	9.6%
U.S. franchise advertising	171,676	11.2%	153,672	10.6%
Refranchising gain	(145)	0.0%	—	—
Income from operations	295,667	19.3%	273,652	19.0%
Other (expense) income	(7,580)	(0.5)%	3,193	0.2%
Interest expense, net	(57,681)	(3.8)%	(55,852)	(3.9)%
Income before provision for income taxes	230,406	15.0%	220,993	15.3%
Provision for income taxes	48,763	3.2%	51,549	3.6%
Net income	$181,643	11.8%	$169,444	11.7%
Earnings per share:
Common stock – diluted	$5.35		$4.89
Weighted average diluted shares	33,958,449		34,655,676

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
	December 28, 2025	% of Total Revenues	December 29, 2024	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$375,153		$393,898
U.S. franchise royalties and fees	677,114		638,193
Supply chain	2,989,529		2,845,781
International franchise royalties and fees	338,704		318,691
U.S. franchise advertising	559,494		509,853
Total revenues	4,939,994	100.0%	4,706,416	100.0%
Cost of sales:
U.S. Company-owned stores	321,646		327,986
Supply chain	2,644,788		2,529,928
Total cost of sales	2,966,434	60.0%	2,857,914	60.7%
Gross margin	1,973,560	40.0%	1,848,502	39.3%
General and administrative	464,120	9.4%	459,492	9.8%
U.S. franchise advertising	559,494	11.3%	509,853	10.8%
Refranchising (gain) loss	(4,028)	0.0%	158	0.0%
Income from operations	953,974	19.3%	878,999	18.7%
Other (expense) income	(2,544)	0.0%	22,064	0.5%
Interest expense, net	(181,092)	(3.7)%	(178,848)	(3.9)%
Income before provision for income taxes	770,338	15.6%	722,215	15.3%
Provision for income taxes	168,634	3.4%	138,045	2.9%
Net income	$601,704	12.2%	$584,170	12.4%
Earnings per share:
Common stock – diluted	$17.57		$16.69
Weighted average diluted shares	34,237,646		34,991,484

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 28, 2025	December 29, 2024
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$125,675	$186,126
Restricted cash and cash equivalents	216,110	195,370
Accounts receivable, net	315,958	309,104
Inventories	79,189	70,919
Prepaid expenses and other	39,767	40,363
Advertising fund assets, restricted	117,502	103,396
Total current assets	894,201	905,278
Property, plant and equipment, net	324,022	301,179
Operating lease right-of-use assets	219,485	210,302
Investment in DPC Dash	36,070	82,699
Other assets	242,681	237,555
Total assets	$1,716,459	$1,737,013
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$6,131	$1,149,679
Accounts payable	135,029	85,898
Operating lease liabilities	47,553	39,920
Advertising fund liabilities	115,412	101,567
Other accrued liabilities	237,496	235,398
Total current liabilities	541,621	1,612,462
Long-term liabilities:
Long-term debt, less current portion	4,810,683	3,825,659
Operating lease liabilities	183,917	181,983
Other accrued liabilities	81,380	79,200
Total long-term liabilities	5,075,980	4,086,842
Total stockholders’ deficit	(3,901,142)	(3,962,291)
Total liabilities and stockholders’ deficit	$1,716,459	$1,737,013

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	December 28, 2025	December 29, 2024
(In thousands)
Cash flows from operating activities:
Net income	$601,704	$584,170
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,827	87,732
Refranchising (gain) loss	(4,028)	158
Loss on sale/disposal of assets	1,855	1,527
Amortization of debt issuance costs	5,748	5,298
Provision (benefit) for deferred income taxes	1,288	(9,117)
Non-cash equity-based compensation expense	44,640	43,255
Excess tax benefits from equity-based compensation	(3,158)	(22,241)
(Benefit) provision for losses on accounts and notes receivable	(109)	191
Unrealized and realized losses (gains) on investments, net	2,544	(22,064)
Changes in operating assets and liabilities	42,015	(37,035)
Changes in advertising fund assets and liabilities, restricted	10,736	(6,977)
Net cash provided by operating activities	792,062	624,897
Cash flows from investing activities:
Capital expenditures	(120,558)	(112,885)
Sale of investments	44,085	82,918
Proceeds from sale of assets	8,558	74
Other	(2,275)	(1,336)
Net cash used in investing activities	(70,190)	(31,229)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,000,000	—
Repayments of long-term debt and finance lease obligations	(1,149,528)	(17,647)
Proceeds from exercise of stock options	18,792	36,024
Purchases of common stock	(357,697)	(329,557)
Tax payments for restricted stock upon vesting	(11,360)	(11,098)
Payments of common stock dividends and equivalents	(236,861)	(209,945)
Cash paid for financing costs	(15,439)	—
Net cash used in financing activities	(752,093)	(532,223)
Effect of exchange rate changes on cash	1,782	(2,154)
Change in cash and cash equivalents, restricted cash and cash equivalents	(28,439)	59,291

Cash and cash equivalents, beginning of period	186,126	114,098
Restricted cash and cash equivalents, beginning of period	195,370	200,870
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	80,928	88,165
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	462,424	403,133

Cash and cash equivalents, end of period	125,675	186,126
Restricted cash and cash equivalents, end of period	216,110	195,370
Cash and cash equivalents included in advertising fund assets, restricted, end of period	92,200	80,928
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$433,985	$462,424

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